UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

Tracon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36818	34-2037594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 800
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 550-0780

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCON	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 26, 2024, the Board of Directors (the “Board”) of TRACON Pharmaceuticals, Inc. (the “Company”) unanimously approved a reduction-in-force (the “Reduction in Force”) of substantially all of its employees to be effective on July 31, 2024, in connection with the planned wind down of the Company’s operations. The Company expects to incur one-time charges and cash expenditures associated with the workforce reduction of approximately $1.7 million, primarily related to employee wages and severance payments, benefits and related termination costs.

The estimates of charges, costs and expenses that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions and actual results may differ materially from estimates.

Additionally, on July 30, 2024, the Board unanimously approved the dissolution and liquidation of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”), subject to stockholder approval. We intend to call a special meeting of the stockholders to seek approval of the Plan of Dissolution and will file proxy materials relating to the special meeting with the Securities and Exchange Commission as soon as practicable.

A copy of the press release we issued on July 30, 2024 announcing, among other things, the Board’s approval of the Plan of Dissolution and the Reduction in Force is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On July 30, 2024, in connection with the planned wind down of the Company’s operations, Charles P. Theuer, M.D., Ph.D., Lisa Johnson-Pratt, M.D., Carol C. Lam. J.D., William R. LaRue, Martin A. Mattingly, Pharm.D., Saundra Pelletier, J. Rainer Twiford, J.D., Ph.D. and Stephen T. Worland, Ph.D., each notified the Company of their respective resignations as members of the Board and all committees thereof, effective July 31, 2024. None of these resignations resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Departure of Officers; Transition into Consultant Roles

On July 30, 2024, Charles P. Theuer, M.D., Ph.D., tendered his resignation as the Company’s President and Chief Executive Officer, to be effective as of July 31, 2024. Dr. Theuer will be entitled to the continuation of health benefits for 12 months following the date of his termination.

In connection with the Reduction in Force, Scott B. Brown, CPA, Chief Financial Officer and Secretary will cease serving as an officer of the Company effective July 31, 2024. Mr. Brown will be entitled to certain severance payments and the continuation of health benefits pursuant to his employment agreement with the Company dated January 28, 2020 and severance agreement dated December 4, 2019.

Appointment of Director and Officer

On July 30, 2024, the Board appointed Craig R. Jalbert, age 62, as the Company’s President, Chief Executive Officer, Secretary, Treasurer, and sole member of the Board, effective July 31, 2024. Mr. Jalbert will also serve as the Company’s principal executive officer, and as its principal financial officer and principal accounting officer. Mr. Jalbert’s term as director shall expire upon the election and qualification of his successor. Mr. Jalbert has not been appointed to any committee of the Board and as of the date hereof is not expected to be appointed to any committee of the Board.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases.

In connection with his appointment as an officer and director of the Company, Mr. Jalbert will be compensated in the amount of $10,000 per month through the date the Company receives a stockholder vote on its Plan of Dissolution and $50,000 per year for a period of three years thereafter. Mr. Jalbert was appointed to the Board and as an officer of the Company pursuant to an engagement letter with the Company, executed on July 30, 2024, to assist the Company in developing a plan of wind down of the Company’s business affairs. There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 30, 2024.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Date:	July 30, 2024	By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D. President and Chief Executive Officer